Exhibit 99.1

1801 E. St. Andrew Place, Santa Ana, CA 92705 (714) 466-1000 Fax (714) 466-5800	FOR IMMEDIATE RELEASE Powerwave Contact: Kevin Michaels (714) 466-1608

POWERWAVE TECHNOLOGIES ANNOUNCES

CONVERTIBLE NOTE OFFERING AND STOCK BUY BACK

SANTA ANA, Calif., November 4, 2004 – Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced that it intends to raise approximately $150 million through an offering of 20 - year convertible notes (the “Notes”) in a private offering for resale to qualified institutional buyers meeting the criteria contained in Rule 144A under the United States Securities Act of 1933 (the “Act”). Powerwave also intends to grant the initial purchaser an option to purchase up to an additional $50 million of Notes. Powerwave expects to use the net proceeds from the offering: (1) to fund the purchase of approximately $40 million of its common stock simultaneously with the issuance of the Notes and (2) to increase financial flexibility for possible future acquisitions and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

POWERWAVE ANNOUNCES CONVERTIBLE NOTE OFFERING AND STOCK BUY BACK

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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